Exhibit 10.20

EQUITY COMMONWEALTH

Schedule of Annual Independent Trustee Fees and Other Compensation

The independent trustees of Equity Commonwealth are entitled to the following annual compensation:

Annual Retainer – Cash	$60,000
Annual Retainer – Restricted Share Awards
Each independent trustee will receive restricted common shares with a value of $100,000 on an annual basis, which shares will vest on the earlier of the one-year anniversary of the grant date or the date of the Company’s next annual meeting of shareholders.

Lead Trustee Annual Retainer	$30,000
Audit Committee Chair Annual Retainer	$20,000
Compensation Committee Chair Annual Retainer	$15,000
Nominating and Corporate Governance Committee Chair Annual Retainer	$15,000
Audit Committee Member	$8,000
Compensation Committee Member	$6,000
Governance Committee Member	$6,000
Reimbursements	Each independent trustee will be entitled to reimbursement for travel expenses related to a Board or Committee meeting.

Annual Compensation for Chairman of the Board of Trustees

The Chairman of the Board is entitled to the following annual compensation:

Annual Retainer – LTIP Awards
The Chairman of the Board will receive equity awards pursuant to the Company’s Long-Term Incentive Plan (the “LTIP Awards”). 33% of the LTIP Awards will consist of restricted common shares subject to time-based vesting restrictions. 67% of the LTIP Awards will consist of restricted share units (“RSUs”) subject to time-based and performance-based vesting restrictions. The LTIP Awards issued will have a target value of $2,000,000. The number of RSUs that will be earned by the Chairman of the Board, if any, will not be determined until the end of a three-year performance period, and therefore the actual value of the LTIP Awards could be higher or lower than the foregoing target level, depending on the Company’s achievement of the applicable performance criteria.

Reimbursements	The Chairman of the Board will be entitled to reimbursement for travel expenses related to company business and Board or Committee meetings.